UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 16, 2011

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2011, Caesars Entertainment Operating Company, Inc. (the “Borrower”), a wholly owned subsidiary of Caesars Entertainment Corporation (the “Registrant” and, together with its subsidiaries, “Caesars”), determined it received the requisite consents required for the previously announced amendment to its senior secured credit agreement (the “Credit Agreement”) and the Borrower and the Registrant entered into an agreement (the “Amendment Agreement”) to provide for the amendment of the Credit Agreement to, among other things: (i) extend the maturity of B-1, B-2 and B-3 term loans held by consenting lenders to January 28, 2018 (the “Extended Term Loans”) and increase the interest rate with respect to the Extended Term Loans, (ii) convert up to $816 million of revolver commitments held by consenting lenders into Extended Term Loans, (iii) extend to January 28, 2015 the maturity of revolver commitments held by consenting lenders who elect not to convert their commitments to term loans and increase the interest rate and the undrawn fee with respect to such extended revolver commitments, (iv) allow the Borrower to buy back loans from individual lenders at negotiated prices at any time, which may be less than par, (v) allow the Borrower to extend the maturity of term loans or revolving commitments, as applicable, and for the Borrower to otherwise modify the terms of loans or revolving commitments in connection with such an extension and (vi) modify certain other provisions of the Credit Agreement.

The results of the extension offers under the Amendment Agreement continue to be tabulated and will be separately reported by the Registrant. The effectiveness of the Amendment Agreement and the extension of the loans thereunder is subject to the reaffirmation of the security under the Credit Agreement and other customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: May 16, 2011	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel
and Corporate Secretary